Exhibit 99.1

Knoll Completes New Credit Facility

EAST GREENVILLE, PA., October 3, 2005 — Knoll, Inc. (NYSE: KNL) today announced that it has completed its previously announced $450 million credit facility with UBS Loan Finance LLC, UBS Securities LLC, Bank of America N.A., and Banc of America Securities, LLC. The credit facility will be comprised of a $200 million revolving credit facility maturing in five years and a $250 million term loan maturing in seven years. Knoll bank debt outstanding at the end of the third quarter 2005 was approximately $333 million.

Commenting on the closing, Andrew B. Cogan, CEO, Knoll, Inc., said, “The new credit facility reflects the strengthened operating performance of the Company as well as $90 million of debt repayments made over the past year. This facility will reduce our borrowing costs, permit us to double our ongoing quarterly dividend and give the Company greater financial flexibility going forward.”

On September 6, Knoll announced, subject to the closing of the refinancing, that its Board of Directors intends to declare and pay quarterly dividends of $0.10 per share on its common stock — double its current quarterly dividend.

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.’s expected future financial position, results of operations, cash flows, financial flexibility, business strategies, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate”, “if”, “believe”, “plan”, “estimate”, “expect”, “intend”, “may”, “could”, “should”, “will”, and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include risks identified on Knoll’s Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll’s control.

CONTACT:

Investors:

Barry L. McCabe

Senior Vice President and Chief Financial Officer

215 679-1301

bmccabe@knoll.com

Media:

David E. Bright

Knoll, Inc.

212 343-4135

dbright@knoll.com

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